Microbot Medical’s Self-Cleaning Shunt (SCS™) Clearly Demonstrated the Ability to Prevent Shunt Occlusion in a Follow-up In-vitro Laboratory Study

Positive Results Continue to Validate the Operational Effectiveness of the SCS™

HINGHAM, Mass., September 10, 2019 – Having successfully concluded an independent in-vitro laboratory study and published the positive results earlier this year, the operational effectiveness of Microbot Medical Inc.’s (NASDAQ: MBOT) Self-Cleaning Shunt (SCS™) was validated in a broader follow-up in-vitro lab study and clearly demonstrated the device’s capability to prevent shunt occlusion under the parameters of that study.

“The data from this latest study brings us one step closer to commercialization as it continues to demonstrate that Microbot’s SCS™ offers a clear competitive differentiation compared with current shunts being used today in thousands of procedures,” commented Harel Gadot, CDEO, President and Chairman. “Our SCS™ has the potential to yield better patient outcomes, improve quality of life, positively influence multiple stakeholders and lower healthcare costs.”

The follow-up study, which commenced in July 2019 and concluded on August 14, 2019, was conducted by Envigo CRS Israel, a leading provider of non-clinical contract research services and research models. Human brain glioblastoma cells were used in order to assess performance of the SCSTM in a test system with accelerated cell growth rate, accumulation and obstruction rates. The study demonstrated:

●	Significant cell growth and accumulation in a non-operating SCSTM as well as a standard of care surgical shunt.
●	A significant inhibition in cell growth in daily (5-10 minutes) or weekly (up to 2 hours over the week) operating SCSTM with little cell attachment on the robotic brush (ViRobTM) and on the opening where the robotic brush (ViRobTM) operates.
●	The effectiveness of the Company’s SCS™ devices in preventing cells blockage as compare to standard of care surgical shunts

Additionally, the Company remains on target to complete and release the results of the pre-clinical studies to further evaluate the safety and efficacy of the SCS™ being performed at Wayne State University and Washington University School of Medicine in St. Louis, during the fourth quarter of 2019 and the first quarter of 2020, respectively.

As a reminder, Mr. Gadot is presenting at the Rodman & Renshaw Global Investment Conference today at 12:05 pm (ET), at the Lotte New York Palace in New York City, where he will share the summary results of the follow-up in-vitro laboratory study as well demonstrating a working headset prototype of the SCSTM device. A live webcast and subsequent archived replay of the Company’s presentation may be accessed via the ‘Investors’ section, under ‘Presentations and Resources’ of the Company’s website at www.microbotmedical.com.

About Envigo

Envigo CRS Israel provides comprehensive scientific expertise and a full service offering in non-clinical research and development, research models and services, regulatory consulting, and analytical support to our customers. Envigo is a privately held global company with corporate headquarters in New Jersey.

About Microbot Medical, Inc.

Microbot™, which was founded in 2010 and commenced operations in 2011, became a NASDAQ listed company on November 28, 2016. The Company specializes in transformational micro-robotic medical technologies leveraging the natural and artificial lumens within the human body. Microbot’s current technological platforms, ViRobTM, TipCATTM and CardioSertTM, are comprised of three highly advanced technologies, from which the Company is currently developing its first product candidate: The Self-Cleaning Shunt, or SCSTM, for the treatment of hydrocephalus and Normal Pressure Hydrocephalus, or NPH. The Company also is focused on the development of a Multi Generation Pipeline Portfolio (MGPP) utilizing all technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

The ViRobTM technology is a revolutionary autonomous crawling micro-robot which can be controlled remotely or within the body. Its miniature dimensions allow it to navigate and crawl in different spaces within the human body, including blood vessels, the digestive tract and the respiratory system. Its unique structure gives it the ability to move in tight spaces and curved passages as well as the ability to remain within the human body for prolonged time. To learn more about ViRobTM please visit http://www.microbotmedical.com/technology/virob/.

TipCATTM is a transformational self-propelled, flexible, and semi-disposable locomotive device providing see & treat capabilities within tubular lumens in the human body such as the colon, blood vessels, and the urinary tract. Its locomotion mechanism is perfectly suitable to navigate and crawl through natural & artificial tubular lumens, applying the minimal necessary pressure to achieve the adequate friction required for gentle, fast, and safe advancement within the human body. To learn more about TipCATTM, visit http://www.microbotmedical.com/technology/tipcat/.

CardioSertTM technology contemplates a unique combination of a guidewire and microcatheter, technologies that are broadly used for endoluminal surgery. The CardioSertTM technology features unique steering and stiffness control capabilities, and it was originally developed to support interventional cardiologists in crossing the most complex lesions called chronic total occlusion (CTO) during percutaneous coronary intervention (PCI) procedures and has the potential to be used in other spaces and applications, such as peripheral intervention, neurosurgery and urology. CardioSertTM was part of a technological incubator supported by the Israel Innovation Authorities (formerly known as the Office of the Chief Scientist, or OCS), and its device has successfully completed pre-clinical testing.

Safe Harbor

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, the outcome of its studies to evaluate the SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Microbot Medical Inc. particularly those mentioned in the cautionary statements found in Microbot Medical Inc.’s filings with the Securities and Exchange Commission. Microbot Medical disclaims any intent or obligation to update these forward-looking statements.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754